Exhibit 10.17

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this “Agreement”) is entered into as of the first date upon which this Agreement is fully executed by all parties (the “Effective Date”), by and between (i) Plaintiff MTI Technology Corporation, Debtor and Debtor in Possession (the “Debtor” or “Plaintiff”) on one hand, and (ii) Fusionstorm, a Delaware corporation (“FusionStorm”), John Varel, an individual, Daniel R. Serpico, an individual, Marc Franz, an individual, Christopher Butts, an individual, Richard Bocchinfuso, an individual, Matthew Dwyer, an individual, Justin Griffin, an individual, Dimitris Krekoukias, an individual, Robert Linsky, an individual, Robert Owen, an individual, Heeki Park, an individual, Greg Prestininzi, an individual and Thomas Tar, an individual (FusionStorm, Varel, Serpico, Franz, Butts, Bocchinfuso, Dwyer, Griffin, Krekoukias, Linsky, Owen, Park, Presininzi, and Tar are collectively referred to herein as “Defendants”). The Plaintiff and the Defendants are together referred to herein as the “Parties”.

RECITALS

A. On or about October 15, 2007, the Debtor filed a voluntary petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”), styled In re MTI Technology Corporation, Case No. 8:07-13347-ES (the “Bankruptcy Case”).

B. On or about October 14, 2009, the Plaintiff filed a complaint (the “Complaint”), styled MTI Technology Corporation v., Fusionstorm, a Delaware corporation (“FusionStorm”), John Varel, an individual, Daniel R. Serpico, an individual, Marc Franz, an individual, Christopher Butts, an individual, Richard Bocchinfuso, an individual, Matthew Dwyer, an individual, Justin Griffin, an individual, Dimitris Krekoukias, an individual, Robert Linsky, an individual, Robert Owen, an individual, Heeki Park, an individual, Greg Presininzi, an individual and Thomas Tar, an individual, as adversary number 8:09-01639 ES (the “Adversary Proceeding”). The Complaint alleged, inter alia, that FusionStorm and its officers undertook unlawful and anti-competitive actions to obtain certain of MTI’s operations in North America. The Complaint further alleged that Defendants recruited and solicited key revenue-generating employees of MTI, and those employees’ support staff in California, New York, and New Jersey. MTI further alleged that the Defendants employed unfair and unlawful competitive tactics to intentionally and deliberately injure MTI’s business. Finally, MTI alleged that certain of its former employees breached various non-disclosure agreements and misappropriated certain private and confidential business information, delivering same to FusionStorm.

C. On or about December 11, 2009, the Defendants filed their Motion to Dismiss, and MTI filed its First Amended Complaint. On or about April 15, 2010, the Defendants filed their Motion to Dismiss the First Amended Complaint. On or about July 27, 2010 the Plaintiff and Defendants stipulated to the Withdrawal of Reference of the First Amended Complaint, and on or about August 5, 2010, the United States District Court for the Central District of California, approved the Stipulation to the Withdrawal of Reference from the United States Bankruptcy Court and assumed jurisdiction of the Adversary Proceeding as USDC Case No. SA 10CV1147DDP.

D. In the course of the litigation, the Parties exchanged certain information and support for their respective positions, and undertook significant settlement efforts.

E. On August 7, 2010, the Parties engaged in a mediation in the City of New York, State of New York. Through that mediation, the Parties have reached a compromise and settlement involving all matters regarding the Complaint, the First Amended Complaint and all other related matters. To avoid further expense and delay, and the uncertainty inherent in litigation, the Plaintiff and the Defendants have agreed to the following settlement, subject to the approval of the Bankruptcy Court, to resolve all disputes between the Parties.

NOW, THEREFORE, in consideration of the above-mentioned recitals and the mutual covenants herein, the Parties stipulate and agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are incorporated herein by reference.

2. Order Approving Settlement Agreement. This Agreement is contingent upon entry of a final, non-appealable order of the Bankruptcy Court approving this Agreement (“Order”). The Parties will in good faith exercise all reasonable efforts required to obtain the entry of the Order, including executing and delivering any motions, declarations or other items of support reasonably required in connection therewith. Consistent with the preceding sentence, the Plaintiff will promptly prepare a motion to approve compromise of controversy pursuant to Federal Rule of Bankruptcy Procedure 9019 (“Motion”). The Plaintiff shall file the Motion with the Bankruptcy Court and serve the Motion upon those parties entitled to notice thereof.

3. Compromise and Settlement. Nothing in this Agreement or any negotiations or proceedings in connection therewith shall constitute or be deemed or claimed to be evidence of an admission of any liability by any party, or of the merit or lack of merit of any claim or defense of any party. All communications (whether oral or in writing) between the Parties, their counsel and/or their respective representatives relating to, concerning or in connection with this Agreement, or the matters covered herein, shall be governed and protected in accordance with Federal Rule of Evidence 408 to the fullest extent permitted by law.

4. Settlement Payment. The sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the “Settlement Amount’) shall be paid to MTI Technology Corporation, Debtor and Debtor in Possession, by FusionStorm.

5. Timing of Payments. $250,000.00 of the Settlement Amount (the “Initial Settlement Payment”) shall become due and payable within five (5) days after the execution of this Settlement Agreement by FusionStorm. That sum shall be wire transferred within that five (5) day time period to the Clarkson, Gore & Marsella a Professional Law Corporation Trustee for MTI Technology Corporation Client Trust Account (the “CGM MTI Client Trust Account”), and held in trust by the Plaintiff’s counsel until an order is entered, and becomes final and non-appealable, approving the Settlement Agreement. Wire Instructions for the CGM MTI Client Trust Account shall be transmitted by Plaintiff to Counsel for the Defendant concurrently with the signature of the Plaintiff approving this Settlement Agreement. The remaining unpaid One million Dollars ($1,000,000.00) of the Settlement Amount shall be paid to MTI Technology Corporation (or its successor) in One Hundred Thousand dollar ($100,000.00) increments on a monthly basis, for ten (10) consecutive months beginning on the first business day of the month after the entered order approving the Settlement Agreement is approved by the Bankruptcy Court.

6. Claims of Defendants in Bankruptcy Proceeding. Any and all claims asserted, or asserted by the Defendants in the future against MTI Technology corporation shall be disallowed in their entirety. The Defendants further agree to waive any and all other claims, proofs of claim, scheduled claims or administrative claims, whether afforded administrative, secured, priority, non-priority or general unsecured status, which the Defendants might have against the Debtor including but not limited to any right under Bankruptcy Code Section 502(h) and Federal Rule of Bankruptcy Procedure 3002(c)(3) to file a proof of claim for the Settlement Amount.

7. Stipulation to Judgment to be Provided and Held in Favor of the Plaintiff against Defendants in Instance of Default. Contemporaneously with execution of the Settlement Agreement by the Defendants, a Stipulated Judgment in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the “Stipulated Judgment”) shall be executed and delivered by the Defendants in favor of MTI Technology Corporation. The Stipulated judgment shall jointly and severally obligate each of the Defendants to the Settlement Amount, and shall be held, and not filed by the Plaintiff unless an event of default, defined below, shall occur. Proper credits on the Stipulated Judgment shall be afforded to the Defendants based on all payments received by the Plaintiff, and further off-set by any amounts required to be returned by the Plaintiff, or successor of the Plaintiff, on account of any and all recovery proceedings, whether inside or outside of a bankruptcy proceeding of FusionStorm or any other Defendant, based on any and all received payments to the Debtor of the Settlement Amount. No interest shall accrue on the Stipulated Judgment until and unless it has been filed. If the Stipulated Judgment is filed, Plaintiff and Defendants agree that post-judgment interest on the Stipulated Judgment shall only begin accruing as of the date of the filing of the Stipulated judgment, and shall be based upon post-judgment interest as provided by the California Code of Civil Procedure sections 685.010 through 685.030.

8. Event of Default and Filing the Stipulated Judgment. The Stipulated Judgment shall only be filed upon the occasion of non-payment by FusionStorm of (i) the Initial Payment; (ii) any of the ten $ 100,000.00 consecutive payments due pursuant to the terms of the Settlement Agreement; or (iii) the receipt by the Plaintiff or its successor in interest of any request for return of payment or payments, or the filing of any litigation or other action for the recovery of any payment or payments, made by or on behalf of any of the Defendants pursuant to the Settlement Agreement. The Plaintiff and Defendants and each of them, agree that the filing of the Stipulated Judgment in the event of default shall not constitute an act or action in violation of 11 U.S.C. § 362(a) against any estate, a debtor or debtor in possession, or a trustee appointed under Title 11, United States Code (the “Bankruptcy Code”), but is only intended to be directed against non-debtor Defendants. To be perfectly clear, the filing of the Stipulated Judgment after the filing of a petition under Title 11, United States Code by or against any Defendant herein shall have no effect on any such estate, debtor, debtor in possession or trustee appointed under Title 11, United States Code, but shall only be effective as to any non-debtor Defendant party.

9. Dismissal of Adversary Proceeding. The Parties shall seek a stay of all actions within the Adversary Proceeding within thirty (30) days of the execution of this Settlement Agreement. Within thirty (30) days after receipt of the Final Settlement Amount, the Plaintiff shall prepare and file an appropriate stipulation for execution by the Defendant to dismiss the Adversary Proceeding. However, Plaintiff reserves its right to reopen the Adversary Proceeding, and Defendants agree to support, not oppose, the reopening of the Adversary Proceeding to file Stipulated Judgment in the event of a default as set out in subpart (iii) of Section 8 of this Settlement Agreement.

10. Release of Claims by All Defendants. Except for claims and causes of action arising out of or related to a breach of this Agreement, the Defendants, on behalf of themselves and their predecessors, successors and assigns hereby absolutely, fully and forever release, waive, acquit and discharge the Debtor, the Official Committee of Unsecured Creditors of MTI Technology Corporation(“ the Committee”), the Debtor’s estate and any predecessor, successor and assign of each of them (collectively, “Debtor Entities”), from any and all claims, causes of action, suits, debts, liens, encumbrances, security interests, interests, obligations, liabilities, demands, damages, charges, accounts, losses, costs and expenses (including attorneys’ fees and costs) of any kind, character or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, liquidated or unliquidated, in tort or in contract or otherwise, that the Defendants have, may have or claim to have now or which may hereafter arise which relate to are connected with or arise out of any matter, fact, transaction, set of commission or omission by or involving the Debtor, existing or occurring prior to the date of this Agreement, including, without limitation, any and all alter ego, piercing and other derivative claims, breach of fiduciary duty claims, breach of covenant claims, negligence claims, and any of the facts or matters set forth in the Recitals to this Agreement. The foregoing release of claims by the Defendants shall extend to each and every past and present officer, director, member, agent, attorney and employee of a Debtor Entity for acts or omissions made by them in such capacity.

11. Release of Claims by the Debtor, the Committee and the Estate. Except for claims and causes of action arising out of or related to a breach of this Agreement, the Debtor, for itself and for the estate and the Committee, on behalf of themselves and their respective predecessors, successors and assigns, hereby absolutely, fully and forever release, waive, acquit and discharge the Defendants and any predecessor, successor or assign of the Defendants from any and all claims, causes of action, suits, debts, liens, encumbrances, security interests, interests, obligations, liabilities, demands, damages, charges, accounts, losses, costs and expenses (including attorneys’ fees and costs) of any kind, character or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, liquidated or unliquidated, in tort or in contract or otherwise, that they may have or claim to have now or which may hereafter arise which relate to, are connected with or arise out of any matter, fact, transaction, act of commission or omission by or involving the Defendants, existing or occurring prior to the date of this Agreement, including, without limitations, all claims raised in the Complaint or First Amended Complaint, any and all alter ego, piercing and other derivative claims, breach of fiduciary duty claims, breach of covenant claims, negligence claims, and any of the facts or matters set forth in the Recitals to this Agreement. The foregoing release of claims by the Debtor and the Committee shall extend to each and every past and present officer, director, agent, attorney and employee of FusionStorm for acts or omissions made by them in such capacity.

12. Waiver of Civil Code Section 1542 and Scope of Releases. Each of the Parties acknowledges the fact that it is its intention that this Agreement shall be effective as a full and final accord and satisfaction and settlement of and as a bar to each such claim, cause of action, suit, debt, lien, encumbrance, security interest, interest, obligation, liability, demand, damage, charge, account, loss, cost and expense of every kind or nature whatsoever, heretofore referred to and released, which Defendant, on one hand, and the Debtor, the Committee and the Committee and the estate on the other hand, have had, have, or may have against each other. In connection with such release, each Party acknowledges that it is aware that it or its attorneys may hereafter discover facts different from or in addition to the facts which it or its attorneys now know or believe to be true with respect to the subject matters of this Agreement and that it may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to those claims, but that it is its intention hereby to fully, finally, absolutely and forever settle any and all claims which do now exist, may exist or heretofore have existed among the Parties in accordance with the terms and conditions hereof, and that, in furtherance of such intention, the releases herein given shall be and remain in effect for all time as full and complete mutual releases notwithstanding the discovery of any such different or additional facts or of any such additional damages, costs or expenses. Therefore, each Party acknowledges that it is familiar with, and waives the protections of, Section 1542 of the Civil Code of the State California, which provides as follows

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

13. No Rescission or Termination. As a part of the foregoing releases, each of the Parties acknowledges that it understands and accepts the risk that the facts with respect to which this Agreement is entered into may be different from the facts now known or believed by it to be true. From and after the Effective Date of this Agreement this Agreement shall not be subject to termination or rescission by virtue of any such differences in fact. In entering into this Agreement, and the releases given hereunder, each of the Parties acknowledges that it has conducted its own independent investigation, has consulted with legal counsel of its own choice, and has not relied on any statement, representation, promise, inducement or agreement not expressly contained within this Agreement.

14. Covenants Not to Sue. The Parties covenant and agree not to commence against each other any action or proceeding of any nature whatsoever with respect to any of the claims hereby released. The Parties hereby further covenant agree not to join in or to participate in any action or proceeding based upon, arising out of or relating to the claims hereby released.

15. Confidentiality and Liquidated Damages. The Parties agree that, to the extent permitted by law, neither they nor their attorneys, nor representatives shall reveal to anyone other than as may be mutually agreed to in writing, or required by law, any of the terms of this Agreement or any of the amounts, number of terms and conditions of any sum payable to Debtor hereunder. The parties understand and agree that, pursuant to the requirements of ¶ 2 of the Agreement subjecting it to Bankruptcy Court approval, the Debtor shall publically disclose this Agreement to the United States Bankruptcy Court and all parties in interest to the bankruptcy proceedings, pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure. This confidentiality provision does not extend to any requirements of public disclosure made to obtain approval of the Bankruptcy Court. The Parties agree that the actual damages flowing from the breach of the obligations created by this paragraph would be difficult to assess and prove and therefore stipulate to liquidated damages in the amount of $50,000,00 in the event of a breach by any Party which results in the disclosure, public or otherwise, of the settlement terms. In the event that it should become necessary to bring any action or proceeding to enforce this provision, the prevailing Party shall be entitled to recover its reasonable legal fees and costs from the other Party.

16. Representations and Warranties.

a. Representations and Warranties by the Plaintiff. The Plaintiff represents and warrants to the Defendants that:

i. Subject only to the approval of the Bankruptcy Court, the Plaintiff has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Plaintiff;

ii. The execution, delivery and performance by the Plaintiff of this Agreement and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the lapse of time, or both, require any consent, approval (other than approval of the Bankruptcy Court), authorization, exemption or waiver, violate any provision of any law, rule, regulation or any order, judgment or decree to which the Plaintiff may be subject; or conflict with, or result in, a breach or default under any term or condition of any agreement or instrument to which the Plaintiff is a party to which the Plaintiff may be bound; and

iii. The Plaintiff has freely and voluntarily entered into this Agreement and has been fully advised by its attorneys concerning its rights and has further been advised by its attorneys as to the terms and effects of this Agreement.

b. Representations and Warranties by the Defendants. The Defendants represent and warrant to the Plaintiff that:

i. The Defendants have all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated herein have been duly authorized on the part of the Defendants;

ii The execution, delivery and performance by the Defendants of this Agreement and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the lapse of time, or both, require consent, approval, authorization, exemption or waiver, violate any provision or law, rule or regulation to which the Defendants may be subject or any order, judgment or decree to which the Defendants may be subject, or conflict with, or result in, a breach or default under, any term or condition of any agreement or instrument to which the Defendants is a party or by which the Defendants may be bound; and

iii The Defendants have freely and voluntarily entered into this Agreement and has been fully advised by its attorneys concerning its rights and has further been advised by its attorneys as to the terms and effects of this Agreement.

17. No Assignment. The Plaintiff and the Defendants represent and warrant to each other that such party is the only person or entity who, to its knowledge, has any interest in any claims, causes of action, costs or demands, herein released and that none of such claims, causes of action, costs or demands, nor any part thereof, have been assigned, granted or transferred in any way to any person, persons, entity or entities.

18. Intended Beneficiaries; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto (including the bankruptcy estate of the Debtor and all estate representatives) and their respective successors and assigns. It is not intended to inure to the benefit of any other party.

19. Waivers and Amendments. A provision of this Agreement may be waived only by a writing signed by the waiving Party, and a provision may be amended only by a writing signed by both Parties.

20. Further Cooperation. The Parties agree to take such further acts and execute such additional documents as may be necessary or appropriate to carry out the provisions and purposes of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Authority to Execute Agreement. Each person whose signature appears hereon individually represents and warrants to the other Party that he or she has been duly authorized, and has full authority, to execute this Agreement on behalf of the entity on whose behalf he or she executed this Agreement.

23. Attorneys’ Fees. Each Party shall be responsible for the payment of its own legal fees and costs, and all of its expenses, in connection with the Adversary Proceeding, and all matters referred to in this Agreement. In the event that it should become necessary to bring any action or proceeding to enforce this Agreement, the prevailing Party shall be entitled to recover its reasonable legal fees and costs from the other Party.

24. Interpretation. Both Parties acknowledge and agree that they participated in drafting this Agreement. The Parties therefore agree that any statutory provision or rule of law providing for the interpretation of an instrument against the drafting party shall not be applicable to this Agreement.

25. Notices. All notices under this Agreement shall be in writing and shall be effective upon receipt whether delivered by personal delivery or recognized overnight delivery service, fascimile, e-mail, or sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective Parties as follows:

If to the Plaintiff:	Scott C. Clarkson, Esq.
Clarkson Gore & Marsella, APLC
3424 Carson Street, Suite 350
Torrance, CA 90503
Telephone No.: (310) 542-0111
Facsimile No.: (310) 214-7254
Email: sclarkson@lawcgm.com

If to the Defendants:
Prior to September 10, 2010:

Courtney L. Hylton, Esq.
Lynberg & Watkins, APC
333 City Blvd. West, Suite 640
Orange, CA 92868
Telephone No. (714) 937-1010
Facsimile No.: (714) 937-1003
Email: chylton@lynberg.com
After September 10, 2010

Courtney L. Hylton, Esq.
Lynberg & Watkins, APC
1100 W Town and Country Road
Suite 1450
Orange, CA 92868
Telephone No. (714) 937-1010
Facsimile No.: (714) 937-1003
Email: chylton@ lynberg.com

26. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California.

27. Jurisdiction. Each of the Parties consents to the exclusive jurisdiction of the Bankruptcy Court as to any litigation or dispute that arises from or relates to this Agreement or any breach thereof.

28. Severability. In the event that any term or provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, then the remaining portions of this Agreement shall nonetheless remain in full force and effect, unless such portion of the Agreement is so material that its deletion would violate the obvious purpose and intent of the parties.

29. Entire Agreement. This Agreement constitutes the complete, exclusive, and final agreement between the Parties concerning the subject matter hereof, and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties or any of their agents, shareholders, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement. The Parties acknowledge that they have not relied on any representations, inducements, promises, agreements, or warranties, oral or otherwise, which are not expressly embodied in this Agreement. Rather, the Parties relied entirely upon their own judgment, beliefs and interest and the advice of their own counsel, and had a reasonable period of time to consider this Agreement.

IN WITNESS WHEREOF, the Parties to this Agreement have read, understood and agreed to the terms of this Agreement, and have voluntarily executed the Agreement as of the dates set forth below by and through their undersigned and duly authorized representatives.

MTI TECHNOLOGY CORPORATION,	FUSIONSTORM, INC.
DEBTOR AND DEBTOR IN
POSSESSION

BY:

BY:
Scott Poteracki, Chief Reorganization
Officer, MTI Technology Corporation	Date: August 26, 2010

Date: August 30, 2010

John Varel, an individual	Daniel R. Serpico, an individual

Date: August , 2010	Date: August 26, 2010

Marc Franz, an individual	Christopher Butts, an individual

Date: August 25, 2010	Date: August 25, 2010

Richard Bocchinfuso, an individual	Matthew Dwyer, an individual

Date: August 26, 2010	Date: August 26, 2010

Justin Griffin, an individual	Dimitris Krekoukias, an individual

Date: August 27, 2010	Date: August 26, 2010

Robert Linsky, an individual	Robert Owen, an individual

Date: August 26, 2010	Date: August 27, 2010

Heeki Perk, an individual	Greg Prestininzi, an individual

Date: August 26, 2010	Date: August 27, 2010

Thomas Tar, an individual

Date: August 27, 2010